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                              LIST OF SUBSIDIARIES


WHOLLY-OWNED SUBSIDIARIES


HomeLife Realty Services, Inc.
FamilyLife Realty Services, Inc.
 MaxAmerica Financial Services, Inc.
Red Carpet Broker Network, Inc
National Sellers Network, Inc.
Builders Realty (Calgary) Ltd.
Aspen Benson & May Investment Bankers LLC.,
HomeLife California Realty, Inc.
HomeLife Properties, Inc.


MAJORITY-OWNED SUBSIDIARIES


The Keim Group Ltd.- 93 1/3%
MaxAmerica Home Warranty Company  82.72%